                          EXHIBIT 10.25

                            SHAREHOLDERS' AGREEMENT

     This Shareholders' Agreement (this "Agreement") is made and entered into as of this 25th day of February, 1997, by and among Cogen Technologies Saba Capital Company, L.L.C., a limited liability company duly formed and existing under the laws of Delaware ("Cogen"), Capco Resources, Inc., a corporation duly organized and existing under the laws of Delaware ("Capco"), and Coastal Saba Power Ltd., a company duly organized and existing under the laws of Mauritius ("Coastal SP") (Cogen, Capco and Coastal SP being hereinafter referred to as the "Parties", and each, a "Party").

                       W I T N E S S E T H :

     WHEREAS, a Cogen Affiliate and certain other entities entered into a Project Development and Shareholders' Agreement dated June 2, 1995 (the "Initial Agreement") as amended by an Amendment to Project Development and Shareholders' Agreement dated March 30, 1996 (the Initial Agreement, as so amended, being herein called the "Original Agreement"), relating to the development, financing, construction and operation of a power generating plant at or near Farouqabad, Pakistan (the "Project"),

     WHEREAS, the Cogen Affiliate has subsequently assigned its interest under the Original Agreement to Cogen, .

     WHEREAS, the Original Agreement has been terminated, and

     WHEREAS, Coastal SP, Cogen and Saba Power Company (Private) Limited, a private limited company duly organized and existing under the laws of the Islamic Republic of Pakistan (the "Company"), have entered into a Purchase and Sale Agreement dated as of November 26, 1996 (the "Purchase Agreement"), providing, inter alia, that Coastal SP will become a Shareholder of the Company,

     NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and conditions contained herein the Parties agree as follows:

                             ARTICLE I
                      STRUCTURE AND OWNERSHIP

     1.1 Status as a Partnership.

          (a) It is the intention of the Shareholders that the Company be treated as a partnership for tax purposes in the United States. The Company will file an election with the U.S. Internal Revenue Service to be treated as a partnership if a majority in interest of the Shareholders believes such an election is desirable (in which case each Shareholder will take whatever actions are required to make the election).

          (b) This Agreement and the Articles of Association of the Company should be read together as creating a single partnership and as constituting a single partnership agreement for tax purposes in the United States and for no other purposes.

     1.2 Ownership and Equity Funding.

          (a) The Parties acknowledge that the Project capital cost is approximately $152 million based on current projections and that approximately $43 million of such cost is to be funded as base equity capital ("Base Equity") and approximately $109 million in third-party limited recourse debt. The Parties agree that Cogen shall contribute 7.25%, Capco shall contribute 2% and Coastal SP shall contribute 90.75% of the total Base Equity required for the Project. The Lenders have required, pursuant to the Shareholders' Direct Agreement, that the obligation to provide unfunded Base Equity be supported by letters of credit ("Base Equity L/C's"). The Lenders have also required, among other things, (i) equity support for cost overruns during the construction period in the form of irrevocable and unconditional letters of credit ("Cost Overrun L/C"), (ii) equity support during the operational period in the form of irrevocable and unconditional letters of credit ("Restoration Reserve L/C"), and (iii) equity support during the operational period in the form of debt service reserve letters of credit ("Debt Service Reserve L/C") (the Cost Overrun L/C, Restoration Reserve L/C, and the Debt Service Reserve L/C being collectively referred to as the "Equity Support L/C's"). After the Closing Date, Coastal SP shall provide 92.751 of Base Equity, Cogen shall provide 7.25% of Base Equity and each of Coastal SP and Cogen shall provide Base Equity L/C's in amounts equal to $26,004,898 (in the case of Coastal SP) and $2,032,728 (in the case of Cogen) pursuant to the Shareholders' Direct Agreement. In addition to providing its share of Base Equity and the Base Equity L/C, as described in the foregoing sentence and subject to Section 1.2(b), each of Coastal SP and Cogen shall be required to provide Equity Support L/C's through irrevocable and unconditional letters of credit acceptable to the Lenders in amounts equal to 90.75% (in the case of Coastal
SP) and 9.25% (in the case of Cogen) of the aggregate amount of each Equity Support L/C that is required to be provided by the Shareholders pursuant to the Shareholders Direct Agreement except that Coastal SP shall provide 100% of the Cost Overrun L/C in an amount equal to $11,500,000. Capco has contributed 2% of the Base Equity through recognition of certain capitalized development costs and will not be required to provide any Base Equity L/C or any Equity Support L/Cs. Subject to Section 1.2(b), each Party shall be required to provide its equity at the times and in the form required by the Lenders, and as proposed herein.

          (b) Each of Coastal SP and Cogen shall utilize its total unfunded equity as and when funded to subscribe for shares of the Company, and a proportionate share of the Base Equity L/C and Equity Support L/C's shall be drawn and shares shall be issued to Coastal SP and Cogen, respectively, in proportion to the amount of such letters of credit provided by Coastal SP and Cogen, in accordance with this Section 1.2, except that, notwithstanding anything to the contrary in the Shareholders' Direct Agreement, Coastal SP shall also provide the Equity Support L/C's to the extent of the Special Shares (defined in Section 2.4(a)).

          (c) In recognition of Capco's not posting any Base Equity L/C or Equity Support L/C's, Capco expressly waives in favor of Cogen and Coastal SP any preemptive rights to acquire shares pursuant to draws thereunder or, in lieu of such draws, sums deposited (pursuant to the Amended and Restated Shareholders' Direct Agreement) in respect of the purposes for which such letters of credit were posted. In the event that the Lenders draw upon any letter of credit posted by Coastal SP or Cogen, Coastal SP's, Cogen's and Capco's equity ownership in the Company shall be affected as follows: the Party posting the letter of credit shall become the owner of the shares purchased with the proceeds of each draw thereunder, and all right, title and interest in such shares shall vest in such Party (free and clear of any encumbrance other than pursuant to the Security Documents and the Indemnity Agreement). Notwithstanding the provisions of Section 1.2(b), any shares issued against the proceeds of each draw under the Base Equity L/C posted by Coastal SP that would cause the proportion of shares of the Company owned by Coastal SP to exceed 90.75% shall be transferred and reissued without payment of further consideration by Cogen other than the transfer to Coastal SP of the right to receive the Capital Payment (as defined in the Equity-Put Agreement) pursuant to the Equity-Put Agreement.

          (d)  (i) In the event that the Lenders draw upon any Equity
Support L/C posted by Coastal SP for the account of Cogen or Capco and Cogen or Capco, as the case may be, fails to reimburse Coastal SP within ten (10) days of notice of that draw for its share of the draw attributable to the Special Shares, Coastal SP's, Cogen's and Capco's equity ownership in the Company shall be affected as follows: Coastal SP shall have the right to become the owner of the shares purchased with the proceeds of the draw for which Cogen or Capco, as the case may be, has failed to make timely reimbursement, and all right, title and interest in such shares shall, following the above 10-day period, immediately vest in Coastal SP (free and clear of any encumbrance other than pursuant to the Security Documents and the Indemnity Agreement).

               (ii) If the Lenders have drawn on the Debt Service Reserve
L/C posted by Coastal SP for the account of Cogen or Capco, each of the Shareholders shall decide, within fifteen (15) days of notice of that draw, whether it will replenish a share of the Debt Service Reserve L/C in the proportions set forth in Section 1.2(b) hereof. If Cogen or Capco decides not to replenish its pro rata share of such Debt Service Reserve L/C, Coastal SP may replenish that unreplenished portion of the Debt Service Reserve L/C. If Coastal SP so replenishes such Debt Service Reserve L/C, Coastal SP shall be paid an amount equal to fifteen percent (15%) per annum of the amount not replenished by the non-replenishing Shareholder. That amount shall be paid out of the Company's distributions which, but for this clause (ii), would be payable to the non-replenishing Shareholder, excluding distributions made with respect to Special Shares, made through the Agent before any other distributions are made by the Agent to that Shareholder, and the Agent shall reduce the distributions to that Shareholder accordingly. The foregoing amount shall be paid to Coastal SP so long as such replenished Debt Service Reserve L/C remains in effect or is drawn upon and the excess amount is not replenished.

     1.3 Shareholders' and Board of Directors' Actions.

          (a) On or before the Closing Date, the Corporate Law Authority of Pakistan shall have approved the transactions contemplated hereby and by the Purchase Agreement. On or before the Closing Date, the Shareholders shall adopt resolutions in the forms attached hereto as Schedules 1.3(a)(i) and 1.3(a)(ii), (i) adopting the amendments to the Memorandum and Articles of Association of the Company that are necessary to give effect to such transactions and (ii) approving the appointment of a board of directors of the Company as specified in the following paragraph, respectively. Each action contemplated by this Section 1.3(a) shall be taken in a manner consistent with the requirements set forth in the approval obtained by the Company from the PPIB and in accordance with all reporting requirements specified in such approval.

          (b) Each Shareholder shall be entitled to vote its share in the Company based upon one vote for each share it holds. It is agreed that the Company will have eight (8) directors and Coastal SP will be entitled to appoint or cause to be appointed seven (7) of such directors (or such larger number thereof as will approximate the combined direct and indirect percentage of shares held by Coastal SP of the Company, such number to be rounded to the closest whole number). As soon as possible after receipt of any necessary PPIB and Lenders' approval therefor Coastal SP will name its seven (7) directors to be elected as directors of the Company and Cogen will cause seven (7) of the existing directors of the Company to resign so that Coastal SP's nominees may be elected as directors on the Board of Directors of the Company effective as of the Closing Date. In the event of any subsequent casual vacancy on the Board of Directors, the Shareholder who had nominated the former director shall have the right to nominate the replacement director. It is further agreed that Coastal SP will select the Chairman of the Board of Directors of the Company.

          (c) Notwithstanding anything to the contrary contained herein or in the Articles of Association of the Company, the matters set forth on Part I of Annex A shall require approval by Shareholders or Directors, as the case may be, representing at least 85% of the issued and outstanding shares and the matters set forth on Part II of Annex A shall require the unanimous consent of the Shareholders.

          (d) In recognition of the Coastal SP Obligations (as defined in the Indemnity Agreement), Coastal SP agrees in favor of Cogen that during the existence of a failure of Coastal SP to pay any undisputed amount or any disputed amount finally determined to be due to Capital in accordance with the Capitalization Agreement, subject to the rights of the Finance Parties under the Finance Documents, Coastal SP will not vote its shares of the Company in favor of any action of the Company unless and until such action shall have received an affirmative vote by Cogen of its shares of the Company.

          (e) The Shareholders agree that to the extent necessary to give legal effect to the provisions of Section 1.3, the Shareholders will amend the Articles of Association accordingly.

     1.4 Operation and Maintenance. Subject to receipt of any necessary Governmental Approvals and approvals of the Lenders, the Company shall exercise any rights it may have to terminate the O&M Agreement with SSOI without incurring liability for wrongful termination. Upon the lawful termination of the O&M Agreement with SSOI, Coastal SP shall cause Coastal Technology Pakistan (Private) Limited, a Coastal SP Affiliate, to enter into an O&M Agreement with the Company pursuant to which such Coastal SP Affiliate will operate the Project on a cost basis, plus an agreed upon fee, and otherwise on terms not less favorable in the aggregate to the Company than those set forth in the O&M Agreement. Coastal SP or the Coastal SP Affiliate shall provide Cogen with copies of monthly reports detailing the operation of the Project, and shall provide access to the books and records of the Company and to the Site to Cogen and its authorized representatives during normal business hours and upon receiving advance notice from Cogen.

     1.5 Assistance. Cogen will assist Coastal SP in all Project matters and especially those dealing with site location and local approvals, assisting as liaison with governmental agencies, both political and regulatory. Cogen shall have primary responsibility for those matters that are the subject of the Enhancement Events during the periods set forth in Section 2.4(b), and Coastal SP shall support all reasonable efforts of Cogen to attain the Enhancement Events.

     1.6 Pledge of Stock. It is recognized that in connection with raising borrowed funds for construction of the Project, the Parties will have to pledge their stock in the Company in favor of the Lenders, and the Parties may have to demonstrate their financial ability to perform their respective equity commitments set forth in the Shareholders' Direct Agreement. The Parties agree that they will pledge such stock and use all reasonable efforts to take such other actions as required by the Lenders.

     1.7 Irrevocable Proxy. The Parties agree that each existing and future Shareholder will, as a condition to being a Shareholder, execute and deliver an irrevocable proxy in the form set forth in the Company's Articles of Association appointing the Chairman of the Board of Directors of the Company and, if the Chairman is not in attendance, each of the other Shareholders in sequence, to attend and vote for that Shareholder and on that Shareholder's behalf, at an Extraordinary General Meeting held after the date of the proxy, for the sole purpose of winding up the Company after the occurrence of an event described in Article 109.(1) of such Articles of Association, in favor of a resolution requiring the dissolution of the Company.

     1.8 Regulatory Status. The Parties agree to make all filings and take all action as may be required to preserve the Company's status as a foreign utility company under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), unless and until the Company shall have taken all action necessary to qualify and become an "Exempt Wholesale Generator" pursuant to PUHCA; and thereafter will maintain such status or any other future status so as to avoid regulation as a "public utility" or an "electric utility" as defined in the Federal Power Act of 1935, as amended, or a "public utility company," "electric utility company," or "holding company," each as defined in PUHCA , or as a "subsidiary" or an "affiliate," each as defined in PUHCA, of any of the foregoing.

                               ARTICLE II
            EXPENSES, SPECIAL SHARES AND REIMBURSABLE EVENTS

     2.1 Interim Expenses. Each of the Parties paying costs on behalf of the Company pursuant to Section 12.08 of the Purchase and Sale Agreement shall have the right to be reimbursed for such audited expenses, subject to the Finance Documents, out of the first funds available for such reimbursement of expenses.

     2.2 [Intentionally Left Blank]

     2.3 [Intentionally Left Blank]

     2.4 Special Shares and Enhancement Events.

          (a) The Parties agree that they will jointly direct the Company to pay all distributions including dividends from their shares, returns of capital and any assets or cash distributed following the winding up of the Company to the Agent as specified in Section 4.1(a). Each of Cogen and Capco agrees that it will direct the Agent to distribute to Coastal SP the dividends received from shares owned by Capco representing two percent (2%) of the total shares issued by the Company and shares owned by Cogen representing seven and one-quarter percent (7.25%) of the total shares issued by the Company or, in the event of an Enhancement Event, such lesser number of shares as set forth in this Section 2.4 (such shares, measured as a percentage of the total shares issued by the Company, as reduced from time to time, the "Special Shares", and each Special Share being one percent of the total shares issued by the Company).

          (b) The Parties agree that an Enhancement Event shall occur
(whether or not such occurrence is caused by Cogen or Coastal SP or otherwise) if, within 12 months after the Closing Date in the case of subsection (i) below, and within 37 months after the Closing Date in the case of subsections
(ii) and (iii) below, an amendment to the Power Purchase Agreement is duly executed by the Company and WAPDA that:

               (i) extends the Required Commercial Operations Date (as such term is defined in the Power Purchase Agreement) by up to 3.5 months (an "Avoided LD Event"); or

               (ii) increases the Estimated Dependable Capacity (as such term is defined in the Power Purchase Agreement), such that 105% of the Estimated Dependable Capacity (the "Increased Capacity") is an amount greater than 114 MW but no more than 127.2 MW (an "Increased Capacity Event");

               (iii) shifts the amount of the tariff, set forth in Table 1 of Schedule 6 to the Power Purchase Agreement, in the Non-Escalable Local Component to the Non-Escalable Foreign Component (as such terms are defined in the Power Purchase Agreement) (a "Revised Tariff Event");

provided, however, that such an amendment shall qualify as an Enhancement Event only if (A) such amendment contains no other change to the Power Purchase Agreement unless approved by Coastal SP; (B) the Lenders have approved such amendment, to the extent required under the Finance Documents;
(C) Coastal SP has received an opinion from the Company's counsel reasonably satisfactory to Coastal SP with regard thereto; (D) after giving effect to such amendment, the GOP Guarantee applies undiminished to WAPDA's obligations under the Power Purchase Agreement as modified by such amendment; and (E) such amendment causes no default or event of default under any of the Project Documents or Finance Documents. Each amendment evidencing the achievement of an increment of increased value will cause an Enhancement Event to occur so long as such amendment occurs within the applicable period and subject to the proviso set forth in this Section 2.4(b).

          (c) (i) If an Avoided LD Event occurs within the time period set forth in Section 2.4(b), the Special Shares shall be reduced by an amount (the "Avoided LD Event Credit") equal to the product of (1) 1/280,108 times (2) the sum of (x) 314,640 per month of extension plus (y) the pro rated monthly portion (based on a 30-day month) of 314,640 for any period of extension which is less than a month. As provided in Section 2.4(c)(iv) of this Agreement, such reduction shall be made first by decreasing the Special Shares by the Avoided LD Event Credit (as if such credit was stated as a percentage; e.g., if the Avoided LD Event Credit is 2.25 when the percentage of Special Shares is 9.25%, then after giving effect to such Avoided LD Event Credit, the percentage of Special Shares will be 7.00%), and then, by allocating first to Capco the number of shares then released as Special Shares until Capco shall no longer have any Special Shares, with the balance allocated to Cogen.

               (ii) (A) If an Increased Capacity Event occurs on or before the Commercial Operations Date, the Special Shares shall be reduced by an amount (the "Capacity Credit") equal to the product of (1) 1/280,108 times (2) 657,424 per MW for each MW (prorated for any part thereof) of increase in Increased Capacity in excess of 114 MW but not greater than 122.2 MW. As provided in Section 2.4(c)(iv) of this Agreement, such credit shall be made first by decreasing the Special Shares by the Capacity Credit (as if such credit was stated as a percentage), and then, by allocating first to Capco the number of shares then released as Special Shares until Capco shall no longer have any Special Shares, with the balance allocated to Cogen.

                    (B) If an Increased Capacity Event occurs after the Commercial Operations Date, but within the period set forth in Section 2.4(b), the Special Shares shall be reduced by an amount (the "Additional Capacity Credit") calculated in the same manner as is set forth in Section 2.4(c)(ii)(A) except that the value of 657,424 per MW shall be reduced to a value of 609,091 for the purposes of calculating the Additional Capacity Credit. As provided in Section 2.4(c)(iv) of this Agreement, such credit shall be made first by decreasing the Special Shares by the Additional Capacity Credit (as if such credit was stated as a percentage), and then, by allocating first to Capco the number of shares then released as Special Shares until Capco shall no longer have any Special Shares, with the balance allocated to Cogen.

                    (C) If Cogen is able to obtain an increase in the Increased Capacity, within the period set forth for an Increased Capacity Event in Section 2.4(b), to a level above 127.2 MW, the Parties shall negotiate to effect an appropriate amendment to the Power Purchase Agreement and, based on the amendment, an appropriate reduction in Special Shares reflecting the incremental cost to the Company of the capacity increase and the incremental value to the Company of the additional sales and subject to the fulfillment of the proviso set forth in Section 2.4(b) above.

               (iii) If a Revised Tariff Event occurs within the period set forth in Section 2.4(b), the Special Shares shall be reduced by an amount (the "Revised Tariff Event Credit", and together with the Avoided LD Event Credit, Capacity Credit and Additional Capacity Credit, collectively the "Credits"; and individually a "Credit") equal to 7.0687. As provided in Section 2.4(c)(iv) of this Agreement, such credit shall be made first by decreasing the Special Shares by the Revised Tariff Event Credit (as if such credit was stated as a percentage), and then, by allocating first to Capco the number of shares then released as Special Shares until Capco shall no longer have any Special Shares, with the balance allocated to Cogen.

               (iv) Each Credit, and the corresponding reduction of Special Shares, shall, for all purposes of this Agreement, be deemed made, and received by Cogen or Capco, as the case may be, on the date of occurrence of the corresponding Enhancement Event. Without limiting the decrease in Special Shares upon the occurrence of each Credit, it is agreed that on and as of the date that the aggregate of all Credits equals or exceeds 9.25, then subject to
Section 2.4(c)(v), the respective shares of Cogen and Capco in the Company then constituting Special Shares (if any), and all shares of the Company issued or received then or thereafter by Cogen and Capco attributable thereto or otherwise, shall forever cease to be Special Shares, and the provisions and references to Special Shares in this Agreement shall be deemed terminated and deleted mutatis mutandis throughout this Agreement.

          (v) Notwithstanding the foregoing, any decrease in ~he `.~-.~er of Special Shares shall not cause a reduction in the amount of the Cost Overrun L/C posted by Coastal SP. If there are any draws on such Cost Overrun L/C, Coastal SP shall have the right to become the owner of any shares purchased with the proceeds of such draw in accordance with Section 1.2(d)(i). Each of Cogen and Capco hereby waives any right it may have to reimburse any such draw and any preemptive rights to acquire shares pursuant to any such draw.

     2.5 Limitation of Indemnity of Cogen Under the Purchase Agreement. Notwithstanding anything in this Agreement or in the Purchase Agreement to the contrary, Shareholder (in this Section 2.5 as defined in the Purchase Agreement) shall have liability to Buyer (in this Section 2.5 as defined in the Purchase Agreement) under Section 10.01(a) of the Purchase Agreement only to the extent described in Section 10.01(b) of the Purchase Agreement and further limited as follows: from and after the Closing Date the obligations of Shareholder to make any payment to Buyer in satisfaction of any such liability shall be limited to (a) making payments from Distributions (as defined in Section 4.4(c) of the Security Trust Deed) when and if payable to or received by Shareholder pursuant to Sections 4.4(c) and (d) of the Security Trust Deed (and if any such Distributions have yet to be paid, the appropriate parties shall be instructed by Shareholder that such Distributions be paid only to the extent due hereunder, directly to the appropriate indemnitees) and (b) from any Enhancement Amount that pursuant to Section 3.02 of the Capitalization Agreement is to be paid to Cogen Technologies Capital Company, L.P. after Buyer has made a claim for which Shareholder is so liable by Buyer's reducing any such amount yet to become due; provided, however, that any payments received by Buyer with respect to Special Shares during such time as they constitute Special Shares shall not be deemed as payments made by Shareholder in satisfaction of any liability of Shareholder under Section 10.01(a) of the Purchase Agreement. If Shareholder transfers any shares, the indemnity obligations in Section 10.01(a) of the Purchase Agreement (as limited by Section 10.01(b) thereof and this Section 2.5) shall be borne by the transferees of such shares in proportion to the number of transferred shares.

                               ARTICLE III
                     REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties. Each of the Parties represents and warrants to the others that as of the date of this Agreement:

          (i) it is duly formed or incorporated, as applicable, existing, in good standing and has complied fully with all requirements of applicable laws and regulations of the country in which it is incorporated;

          (ii) it has the power to enter into and to perform this Agreement;

          (iii) except for the approvals from PPIB and the Finance Parties of the transactions contemplated hereunder and under the Purchase Agreement, all necessary corporate and/or other consents and procedures necessary to authorize and give effect to the execution and performance of this Agreement have been duly obtained and followed and remain in force as of the date hereof;

          (iv) this Agreement is its legal, valid and binding obligation and is enforceable in accordance with its terms subject to bankruptcy, insolvency or similar laws affecting creditors rights and general principles of equity;

          (v) the effectiveness of this Agreement will not violate any obligation, whether by reason of any law or regulation or under any contract, by which it is bound;

          (vi) there are no proceedings pending, or to the best of its knowledge threatened, for its liquidation;

          (vii) it will, following the receipt of shares in the Company pursuant to this Agreement and subject to the Security Documents, be the full legal and beneficial owner of such shares; and

          (viii) it is aware that it is illegal under the United States Foreign Corrupt Practices Act (the "FCPA") to give, offer, promise or authorize the giving of anything of value to any government official or political party in an effort to win or retain business; for purposes of this Agreement, "government official" means not only a public official, but also a government employee (including employees of government-owned utilities and other state enterprises), director of a state enterprise, candidate for public office or party official; nothing was done in connection with the Project by any Shareholder, its Affiliates or any of their respective directors, officers, shareholders or, to Shareholder's knowledge, employees, or by the Company or any of its shareholders, directors, officers or employees that, if done by an American citizen, would have constituted a violation of the FCPA.

                              ARTICLE IV
                             DISTRIBUTIONS

     4.1 Redistribution Through Agent.

          (a) On the Closing Date, each Shareholder shall join in appointing the Agent as agent for all the Shareholders, collectively, authorized to receive all distributions of dividends and any other amounts payable by the Company to the Shareholders, on behalf of such Shareholder, and each Shareholder shall join in instructing the Company to make any such payments directly to the Agent, by issuing the Agent Appointment Letter, in the form attached hereto as Schedule 4.1(a). All distributions by the Company (including dividends, returns of capital and any assets or cash distributed following the winding up of the Company) shall be paid to the Agent directly. Agent shall, at the direction of the Shareholders, redistribute all amounts received by it on behalf of the Shareholders to the Shareholders in accordance with the terms of this Agreement. Notwithstanding any provisions relating to the sharing of distributions set forth in the Articles of Association of the Company, no Shareholder shall be entitled to any amount, funds or property distributed by the Company except as provided in this Agreement and the Indemnity Agreement.

          (b) Except as provided in Sections 2.1, 4.2 or 4.3 and subject to
Section 4.5, and any interest that Cogen may acquire pursuant to Sections 1.2(c) or (d), Section 2.4(c)(v) or Section 6.4, all distributions of cash or property to the Agent by the Company shall be redistributed by the Agent in the following percentages:

                  Coastal SP              100%
                  Cogen                     0%
                  Capco                     0%

     4.2 Exception Where Enhancement Event Has Occurred. When any Enhancement Event has occurred, the Agent shall redistribute a percentage of the cash and property to Coastal SP equal to the sum of 90.75% and the percentage of the Company's issued shares that remain as Special Shares plus any other shares owned by Coastal SP pursuant to Section 1.2(d), and the balance shall be redistributed by the Agent to Cogen and Capco in proportion to their respective percentage holding of shares other than Special Shares.

     4.3 Exception for Distributions Following Winding-up of the Company. Liquidating distributions of cash or property to the Agent in connection with the winding up of the Company will be redistributed to Shareholders with positive Capital Account balances pro rata in the same ratio as the balances in their Capital Accounts.

     4.4 No Restoration of Negative Capital Accounts. Except for any negative balance resulting from a distribution in contravention of this Agreement, at no time will a Shareholder with a negative balance in its Capital Account as defined in Section 5.1 have any obligation to restore the negative balance.

     4.5 Adjustment of Distributions. Any and all distributions to be made by Agent shall be made to each Shareholder in accordance with the percentage of the Company's issued shares held by such Shareholder, taking into account any Special Shares or other shares held by such Shareholder in accordance with
Section 1.2(d).

                              ARTICLE V
                       CAPITAL CONTRIBUTIONS

     5.1 Capital Accounts. A separate capital account ("Capital Account") will be maintained for each Shareholder. Capital Accounts will be maintained in the manner required by Treas. Regs. Section 1.704-l(b). There will be added to the Capital Account of each Shareholder:

          (a) the amount of any cash and the fair market value of any property that the Shareholder contributed to the Company (net of liabilities securing the property that the Company is considered to assume or take subject to under Section 752 of the U.S. Internal Revenue Code), and

          (b) the Profits allocated to the Shareholder under Article VII.

There will be subtracted from the Capital Account of each Shareholder:

          (c) the amount of any cash and the fair market value of any property distributed to the Shareholder (net of liabilities securing the property that the Shareholder is considered to assume or take under Section 752 of the U.S. Internal Revenue Code) but not counting any redirection of cash distributions to pay indemnities pursuant to Section 2.5(a) hereof or pursuant to Section 2.02(b) of the Indemnity Agreement, and

          (d) the Losses allocated to the Shareholder under Article VII.

     5.2 Basis for Initial Balance.

          (a) For the reasons specified in the Capitalization Agreement, each Shareholder will have an initial Capital Account balance on the Closing Date of zero.

          (b) The stock of the Company had zero value prior to the infusion of approximately $28 million in new capital after the Closing Date. The early-stage development work on the Project in the amount of $15.372 million was funded by an Affiliate of Cogen and Capco and has been capitalized. The Company has zero net worth. An additional approximately $28 million in new equity is required by the Finance Parties, and Coastal SP has agreed to contribute 92. 75% of such equity in exchange for which the Company agreed to issue Coastal SP sufficient shares so that Coastal SP will own 90. 75% of the shares after giving effect to Section 1.2(C)

          (c) The Finance Documents require the Shareholders to contribute
24% or more of the total cost of the Project, or approximately $43 million in equity of which $15. 372 million is represented by capitalized early stage development work already funded. The Shareholders closed the shortfall of $15.732 million between the capital infusion required by the construction lender and the "equity" required by the Finance Documents by having the Company capitalize the $15.372 million of the Affiliated Payable (as such term is defined in the Capitalization Agreement). Such $15.372 million that was capitalized in exchange for shares of the Company was treated as equity for purposes of the Implementation Agreement and the Finance Documents and was not viewed by the Shareholders as creating positive value and its omission from the Capital Accounts reflects agreement that the approximately $28 million in new capital infusion after the Closing Date is the only true capital in the Company going forward.

                              ARTICLE VI
                          TRANSFER OF SHARES

     6.1 Invalid Share Transfer. If any Party hereto shall transfer any shares of stock of the Company in violation of the terms of the loan documentation evidencing the construction and/or permanent financing for the Project or the Memorandum and Articles of Association or other organizational documents of the Company or under any other agreement relating to the Project, including, without limitation, the Project Documents, such transfer will be null and void and of no force and effect. Nothing in this Article shall be construed as authorizing any Party to transfer any stock in violation of such loan documentation or the Memorandum and Articles of Association or other organizational documents of the Company or any other agreement relating to the Project.

     6.2 Transfer of Special Shares. If Cogen or Capco transfers any shares that are treated as Special Shares, such transfer shall be made subject to Coastal SP's rights and undertakings under this Agreement including the right to receive payments equal to the dividends from such shares and the undertaking to grant Credits with respect thereto and decrease Special Shares upon the occurrence of Enhancement Events, as though Cogen or Capco, or both, as applicable, remained the owners thereof.

     6.3 New Parties and Transfers with Irrevocable Proxy. Each Shareholder agrees that it will not transfer shares in the Company unless any transferee of such shares agrees to become a party to this Agreement and executes and delivers the irrevocable proxy described in Section 1.7. The Shareholders shall cause the Company to place a legend on all share certificates stating that the issuance and transfer of shares and dividends associated with the shares are subject to the provisions of this Agreement.

     6.4 Transfer of Cogen Shares.

          (a) If no Enhancement Event has occurred during the time period set forth in Section 2.4(b) of this Agreement for such events (the "Enhancement Period") or if Enhancement Events have occurred but Cogen continues to own Special Shares at the end of the Enhancement Period, Cogen shall, within 30 days after the last day on which such Enhancement Event could have occurred, transfer to Coastal SP all of the Special Shares owned by Cogen. Such transfer shall be evidenced in a manner reasonably acceptable to Coastal SP.

          (b) Upon the earlier of the end of the Enhancement Period and the date on which all Enhancement Events are achieved, Coastal SP shall have the right to purchase all shares of the Company owned by Cogen that are not Special Shares for a price to be determined pursuant to Annex C. Coastal SP's right to purchase such shares shall expire on the 90th day following the day on which Cogen gives notice to Coastal SP that either (a) the Enhancement Events have been achieved or (b) the Enhancement Period has ended.

          (c) Except as set forth in this Section 6.4 or otherwise with Coastal SP's consent, Cogen may not transfer any Special Shares and may not, before the end of the 90 day period described in Section 6.4(b), transfer any shares that are not Special Shares; provided, however, that Cogen may transfer 2% of the shares of the Company that are Special Shares to Western Resources Energy Limited ("Western") pursuant to a letter agreement by and among Cogen, Western and Capco dated February 28, 1997, subject to the consent of the Lenders.

     6.5 Negative Covenant. Except as set forth in the Security Documents and the Indemnity Agreement, Cogen and Capco shall not suffer the encumbrance of any dividends available for satisfaction of the liabilities described in
Section 2.5 hereof.

                              ARTICLE VII
                          U.S. TAXABLE INCOME

     7.1 Filing Returns. The Company will file a return each year with the U.S. Internal Revenue Service, and furnish a copy to each Shareholder, as required by Section 6031 of the U.S. Internal Revenue Code for foreign partnerships in which there are U.S. persons as partners.

     7.2 Losses. After giving effect to the special allocations in Section 7.7, Losses each year will be allocated as follows:

          (a) First, in any year when the Company is in a cumulative net loss position after taking into account Profits and Losses for all prior years, 90.75% to Coastal SP, 7.25% to Cogen and 2% to Capco, but only to the extent of the cumulative net loss of the Company, and

          (b) the balance, if any, 100% to Coastal SP, 0% to Cogen and 0% to Capco.

     7.3 Profits. After giving effect to the special allocations in Section
7.7 and with the exception in Section 7.6 of certain gains from Disposition Events, Profits each year will be allocated as follows:

          (a) First, 90.75% to Coastal SP, 7.25% to Cogen and 2% to Capco in an amount equal to the excess, if any, of (i) the cumulative Losses allocated to such Shareholders in prior years under Section 7.2, over (ii) the cumulative Profits allocated to such Shareholders in prior years, and

          (b) the balance, if any, 100% to Coastal SP, 0% to Cogen and 0% to Capco.

     7.4 Meanings of Profit and Loss. "Profits" and "Losses" mean the taxable income or loss of the Company computed under U.S. tax rules, but with any adjustments required by the capital account maintenance rules in Treas. Regs.
Section 1.7041(b)(2)(iv), including the following:

          (a) any income that is exempted from U.S. income tax and would not be taken into account by a U.S. company for purposes of figuring taxable income will still be included in Profits or Losses for purposes of allocations, and

          (b) any expenditures by the Company that are described in Section 705(a)(2)(B) of the U.S. Internal Revenue Code or treated as Section 705(a)(2)(B) expenditures by the U.S. income tax regulations will be subtracted from taxable income or loss.

     7.5 Effect of Enhancement Events. If there is an Enhancement Event that causes the percentages for making distributions under Section 4.1(b) to change, then those same percentages will be used for allocating residual Profits and Losses in Sections 7.2(b) and 7.3(b) hereof.

     7.6 Gain from Disposition Events. Any gain from a Disposition Event will be allocated first to Shareholders in the amounts needed to bring their Capital Account balances into the ratio then in effect for making distributions under Section 4.1(b). Any remaining gain will be allocated in the same manner as other Profits.

     7.7 Special Allocations. The following special allocations will be made before any general allocations of Profits and Losses in Sections 7.2 and 7.3 hereof:

          (a) No Shareholder will be allocated Losses in any calendar year to the extent the allocation would cause the Specially-Adjusted Capital Account of the Shareholder to go into deficit. The Specially-Adjusted Capital Account of a Shareholder is not considered in deficit to the extent the Shareholder is obligated to restore the capital account (including any deemed obligation to restore under U.S. income tax regulations) at liquidation. "Specially-Adjusted Capital Account" means the Capital Account of a Shareholder adjusted for certain expected events described in Treas. Regs.
Section 1.704-l(b)(2)(ii)(d).

          (b) Minimum Gain Chargeback. If the Company has a net decrease in "partnership minimum gain" (within the meaning of Treas. Regs. Section 1.704-2(b) (2)) in a year, then each Shareholder will be allocated it~ms of gross income and gain that year, before any other allocation, equal to that Shareholder's share of the net decrease in partnership minimum gain. This provision is intended to comply with the requirements of Treas. Regs. Section 1.704-2(f).

          (c) Partner Minimum Gain Chargeback. If a Shareholder suffers a net decrease in "partner nonrecourse debt minimum gain" (within the meaning of Treas. Regs. Section 1.704-2(i)(4)) in a year, then that Shareholder will be allocated items of gross income and gain to comply with the requirements of Treas. Regs. Section 1.7042(i)(4).

          (d) Qualified Income Offset. If a Shareholder unexpectedly receives an adjustment, allocation or distribution described in Treas. Regs.
Section 1.704-l(b)(ii)(d)(4), (5) or (6) and this causes the Specially-Adjusted Capital Account of the Shareholder to go into deficit, then the Shareholder will be allocated gross income in an amount and manner sufficient to eliminate the deficit as quickly as possible. However, the Capital Account of a Shareholder is not considered in deficit to the extent the Shareholder is obligated to restore the Capital Account (including any deemed obligation to restore under U.S. income tax regulations) at liquida-tion. This provision is intended to serve as a "qualified income offset" within the meaning of Treas. Regs. Section 1.704-2(b)(ii)(d).

          (e) Partner Nonrecourse Deductions. If there are any "partner nonrecourse deductions" (within the meaning of Treas. Regs. Section 1.704-2(i)(1), then these will be specially allocated to the Shareholder who bears the economic risk of loss for the "partner nonrecourse liability" (within the meaning of Treas. Regs. Section 1.704-2(b)(4)) to which the deductions are attributable.

          (f) Section 704(c) Adjustments. If any Shareholder contributes appreciated or depreciated property to the Company, allocations to Shareholders will be adjusted as required by Section 704(c) of the U.S. Internal Revenue Code to take into account the built-in gain or loss at the time of contribution.

                               ARTICLE VIII
                             CONFIDENTIALITY

     Each Party agrees not to disclose to any third party the contents of this Agreement, any other documentation or agreement in connection with this Agreement or the Project that is marked as confidential, and any and all written information marked as confidential relating to this Agreement or the Project without the prior written consent of the other Parties. The obligation of each Party under this Article VIII shall extend to such Party's officers, directors, affiliates, consultants, agents and employees and shall survive the expiration or termination of this Agreement for a period of five (5) years thereafter. For the purpose of this Agreement, confidential information shall not include:

          (i) any information that was rightfully in the possession of a Party prior to the date of disclosure of such information to the Party;

          (ii) any information that was in the public domain prior to the date of disclosure of such information to a Party;

          (iii) any information that becomes part of the public domain by publication or otherwise except by an unauthorized act or omission on the part of a Party;

          (iv) any information that is supplied to a Party by a third party which is under no obligation to the other Party to maintain such information in confidence;

          (v) any information required or reasonably requested by any of the Finance Parties in connection with financing the Project or by the GOP or any other governmental entity in connection with the implementation of the Project; and

          (vi) any information which a Party is required by law or regulatory process to disclose.

If any Party or its representatives are requested or required (by oral question, interrogatories, requests for information or documents, subpoenas, governmental inquiry, or similar process) to disclose any documentation or information of a confidential nature relating to this Agreement, the Party receiving such request or demand will use reasonable efforts to provide the other Parties with prompt notice of such request or demand so that such other Parties have an opportunity to seek an appropriate protective order. In addition, each Party agrees to take all reasonable steps necessary to prevent disclosure of such confidential material, including seeking an appropriate protective order, or, if the information is required to be disclosed, confidential treatment. It is further agreed that, if, in the absence of a protective order, any Party or any of its representatives are legally required to disclose such confidential information concerning this Agreement or a Party to this Agreement, such Party or its representatives may disclose such information without liability hereunder, but no Party shall be relieved or any liability hereunder for any previous disclosure by such Party or any of its representatives which was not permitted by this Agreement.

                              ARTICLE IX
                            INDEMNIFICATION

     9.1 Indemnification. Each of the Parties (each an "Indemnifying Party") shall indemnify and save the other Party harmless from, against, for and in respect of any and all direct damages, losses, settlement payments, obligations, liabilities, claims or actions suffered, sustained, incurred or required to be paid by the other Parties arising from or relating to (a) the negligence or willful misconduct of such Indemnifying Party with respect to the actions contemplated under this Agreement or (b) a breach by such Indemnifying Party of any of its obligations hereunder; provided, however, that no Party shall be liable for indirect or consequential damages including lost profits.

     9.2 Indemnification for Payments under the Shareholders' Direct Agreement. In recognition of the joint and several liability of Cogen and Capco under the Shareholders' Direct Agreement, each of Cogen and Capco further agree, without limiting the indemnity set forth in the foregoing
Section 9.1, that if either of Cogen or Capco fails to make any payment under the Shareholders' Direct Agreement and the other party is called upon to make a payment thereunder that is in excess of the payment it would otherwise have made taking into account such party's ownership percentage of the issued and outstanding shares of the Company, such party shall be entitled to reimbursement from the other party.

                              ARTICLE X
                            MISCELLANEOUS

     10.1 Entire Agreement; Amendments. This Agreement, the Purchase Agreement, the Indemnity Agreement, the Capitalization Agreement, the Equity Put Agreement and the Finance Documents contain the entire agreement and understanding among the Parties hereto with respect to the subject matter contained herein and supersede all prior and contemporaneous agreements, negotiations, understandings, representations and statements, oral and written. No amendment, modification, limitation or release of any of the terms and conditions contained herein shall be made except by a written agreement executed by the duly authorized representatives of the Parties hereto and in full compliance with any applicable governmental requirement.

     10.2 Assignment. No Party shall assign its rights or delegate its obligations hereunder without the prior written consent of the other Parties; provided that each Party consents to the other Party's assignment of this Agreement to the Security Trustee pursuant to the Pledge Agreements. Each such assignee shall agree to become a party to this Agreement.

     10.3 Arbitration. If any dispute or claim between or among any of the Parties arising out of this Agreement or their rights and duties arising out of this Agreement (in this Section 10.3, a "claim") has not been resolved by mutual agreement on or before the thirtieth (30th) day following the first notice of the subject matter of the claim to or from one Party to the other, then any Party may refer the claim to binding arbitration under the following provisions:

          (a) To refer a claim to arbitration, a party must provide notice to the other party stating (i) a general description of the claim and (ii) that the claim is being referred to arbitration under this Section 10.3(a).

          (b) The Parties shall endeavor to agree promptly on a panel of three arbitrators. If on or before the fifteenth (15th) day following the notice described in Section 10.3(a) they have not so agreed, then each Party may designate one arbitrator. If no arbitrator or only one arbitrator is selected as just provided by the fifteenth (15th) day following the expiration of the fifteenth (15th)-day period referred to at the beginning of the immediately preceding sentence, any party may petition the United States District Court for the Southern District of New York to designate a number of arbitrators so that two in total have been designated. The two arbitrators designated as provided above in this Section 10.3(b) shall endeavor to designate promptly a third arbitrator. If the two arbitrators have not designated a third arbitrator by the fifteenth (15th) day following the designation of the second arbitrator, any party may petition the United States District Court for the Southern District of New York to appoint the third arbitrator. If the court named above has failed to designate an arbitrator, then on or after the fifteenth (15th) day following the request, any Party may request the International Court of Arbitration of the International Chamber of Commerce to designate the arbitrator. If any arbitrator resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or other Person that designated that arbitrator shall designate a successor.

          (c) The arbitration shall be conducted in New York City or such other place as the Parties may agree. The arbitrators shall set the date, the time, and the place of the hearing, which must commence on or before the thirtieth (30th) day following the designation of the third arbitrator. The hearing may be adjourned to later times and dates as the arbitrators determine. The arbitration shall be conducted under the rules of the International Chamber of Commerce not inconsistent with the provisions of this Agreement or such other rules as the Parties may agree. The arbitrators shall endeavor to notify a Party not present of any adjournment to other dates or places; however, the proceedings may continue in the absence of either Party that has received appropriate notice of the date, the time, and the place of the initial session of the hearing.

          (d) The arbitrators shall endeavor to render their decision on or before the thirtieth (30th) day following the last session of the hearing. If the position of one Party prevails, then the other Party shall pay all fees and expenses of the arbitrators and the prevailing Party in the arbitration. If the positions of both Parties prevail, the arbitrators' decision must include an allocation of the fees and expenses of the arbitrators to the Parties based on the extent to which the Parties do not prevail on their positions. Each Party against which the decision assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the decision or such other date as the decision may provide.

          (e) The decisions of the majority of the arbitrators are final and binding on both Parties and are not subject to appeal. Without limiting the provisions of Sections 10.3(g) and (h), the decisions of the arbitrators (including the granting of the remedies of specific performance and injunctive relief) may be enforced in any court of competent jurisdiction, and the Parties authorize any such court to enter judgment on the arbitrators' decisions.

          (f) The Parties agree that arbitration under this Section 10.3 is the exclusive method for resolving any claim and that it will not commence an action or proceeding based on a claim, except to enforce arbitrators' decisions as provided in this Section 10.3 or to compel the other party to participate in arbitration under this Section 10.3.

          (g) This paragraph 10.3(g) and the following paragraph 10.3(h) do not affect the limitations set forth in paragraphs 10.3(a) through (f) above on commencing judicial proceedings, but may be used to enforce arbitrators' decisions, to compel Persons to participate in arbitration, or to compel Persons that have brought judicial proceedings other than in compliance with this Section 10.3 to dismiss those proceedings.

          (h) The Parties agree that any arbitration award made may be enforced by each such Party against assets of each of the other Parties, wherever those assets are located or may be found, and judgment upon any arbitration award may be entered by any court of competent jurisdiction thereof. The Parties expressly submit to the jurisdiction of any such court.

     10.4 Notices. All notices, communications, or other documents to be given or made by one Party to the other Parties pursuant to this Agreement shall be in writing, shall be addressed for the attention of the person indicated below, and shall either be delivered personally or sent by telegram, registered or certified mail, or facsimile. The addresses for service of the Parties and their respective facsimile numbers shall be:

           (a) For Cogen:

               Address: 1600 Smith Street, Suite 4300
               Houston, Texas 77002
               Attention:  Mr. Nadeem Babar and
               Mr. Richard A. Lydecker
               Facsimile: 713-951-7747

           (b)  For Coastal SP:

                Address: Les Cascades Building
                Edith Cavell Street
                Port Louis, Mauritius
                Facsimile: 230-212-9833

with a copy to:

                Address: Coastal Power Company
                Nine Greenway Plaza
                Houston, Texas 77046-0995
                Attention: President
                Facsimile: 713-297-1513

          (c)  For Capco:

                Address: 216 16th Street, Suite 730
                Denver, Colorado 80202
                Attention: Ed Names
                Facsimile: (303) 572-1803

or such other addresses and facsimile numbers as either Party may have notified to the other Party in accordance with this Section 10.4.

     10.5 Notices Continued. All Notices shall be deemed delivered (a) when presented personally, (b) if received on a business day for the receiving Party, when transmitted by facsimile to the receiving Party's facsimile number specified above and, if received on a day that is not business day for the receiving Party, on the first business day following the date transmitted by facsimile to the receiving Party's facsimile number specified above, (c) one
(1) day after being delivered to a courier for overnight delivery, addressed to the receiving Party, at the address indicated above (or such other address as such Party may have specified by Notice delivered to the delivering Party at its address or facsimile number specified above) or (d) upon receipt if deposited in a regularly maintained receptacle for the postal service in Pakistan or the United States, as applicable, postage prepaid, registered or certified, return receipt requested, addressed to the receiving Party, at the address indicated above (or such other address as the receiving Party may have specified by written Notice delivered to the delivering Party at its address or facsimile number specified above). Any Notice given by facsimile shall be confirmed in writing delivered personally or sent by registered or certified mail, but the failure to so confirm shall not void or invalidate the original Notice if it is in fact received by the Party to which it is addressed.

     10.6 Definitions. The terms set forth in Annex B shall have the meanings set forth therein whenever used in this Agreement, whether in the singular or the plural, or in the present or in the past tense. Capitalized terms used herein but not otherwise defined in Annex B, shall have the meanings ascribed to such terms and be subject to the rules of interpretation in the Purchase Agreement (and such definitions and rules of interpretation are incorporated herein by reference).

     10.7 U.S. Tax Matters Partner. Cogen will be the "tax matters partner" of the company within the meaning of Section 6231 of the U.S. Internal Revenue Code for purposes of any dealings with the U.S. tax authorities. However, Cogen will keep Coastal SP and Capco fully informed on a timely basis of any communications with the U.S. tax authorities about the Company and give the other Parties the opportunity to attend any meetings or participate in any telephone discussions with the U.S. tax authorities pertaining to the Company. Cogen will not take any positions or file any material in writing with the U.S. tax authorities in the capacity as tax matters partner without first obtaining agreement from Coastal SP. Cogen will be reimbursed for the reasonable expenses it incurs in performing its duties as tax matters partner.

     10.8 Pakistan Taxes. The Company will deal directly with the tax authorities in Pakistan, but will keep the Shareholders informed on a timely basis of any issues that arise.

     10.9 Elections. The Company will make an election under Section 754 of the U.S. Internal Revenue Code if any Shareholder so requests. It will make any other elections for tax purposes in the United States or Pakistan that a majority in interest of the Shareholders believes is desirable.

     10.10 Governing Law. This Agreement and any arbitration arising from or relating to it shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York.

     10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     10.12 Limitation on Liability. Notwithstanding any provision contained or referred to in this Agreement to the contrary, each Shareholder agrees with the other Shareholders that no representation, warranty, indemnity, assurance or other agreement made in, or in connection with, this Agreement has been made, or shall be deemed to have been made, by any Person other than such Shareholder who is a signatory hereto, and that neither any Shareholder, nor any Affiliate or subsidiary of any Shareholder, nor any shareholder, member, officer, director, employee, agent or general or limited partner of any Shareholder, nor any Person heretofore having served or maintained, or now or hereafter serving or maintaining ,the status of shareholder, member, officer, director, employee, agent or general or limited partner of any Shareholder or any subsidiary or Affiliate of any Shareholder, has relied on any statement made by (a) any shareholder, member, director, officer, employee, agent or general or limited partner, subsidiary or Affiliate of any other Shareholder, or (b) any shareholder, member, officer, director, employee, agent or general or limited partner of any such subsidiary or Affiliate or (c) any Person that, whether individually or in a representative capacity, at the time any such statement was made served or maintained the status of shareholder, member, officer, director, employee, agent or general or limited partner of any such other Shareholder or any subsidiary or Affiliate of any such other Shareholder, in conducting its due diligence review related to the transactions contemplated by this Agreement, or in deciding to initiate its participation in, or in proceeding on or prior to the Closing Date with, and consummating on or prior to the Closing Date, the transactions provided for in, this Agreement and the transaction contemplated hereby. Each Shareholder agrees with the other Shareholders that, subject to the additional limitations, as applicable, in Section 2.5 of this Agreement and Sections 10.01(b) and 10.02(b) of the Purchase Agreement, their respective liabilities hereunder are limited to claims against the assets of such Shareholder, and that no such claims shall be made against or upon, and no recourse shall be had to the assets of, any other Person including, without limitation, (i) any director, officer, employee, agent, general or limited partner, shareholder, member, subsidiary or Affiliate of any Shareholder, or (ii) any shareholder, member, officer, director, employee, agent or general or limited partner of any such subsidiary or Affiliate, or (iii) any other natural person, or (iv) any Person heretofore having served or maintained, or now or hereafter serving or maintaining ,the status of shareholder, member, officer, director, employee, agent or general or limited partner of any Shareholder or any subsidiary or Affiliate of any Shareholder, or (v) any successor, assign, heir, executor or legal representative of any of the foregoing Persons; provided, however, that nothing herein shall limit the liability of any Person for damages for fraud, knowing misrepresentation or willful misconduct.

     IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                                COGEN TECHNOLOGIES SABA

Attestation of Witnesses:

/s/                             By: Cogen Technologies Saba
Name:                               Power GP, Inc., Member
Occupation:
Address:                        By:/s/
                                   Name:
                                   Title:

Attestation of Witnesses:

/s/
Name:
Occupation:
Address:

Attestation of Witnesses:

/s/                             By: Cogen Technologies Saba
Name:                               Power GP, Inc., Member
Occupation:
Address:                        By:/s/
                                   Name:
                                   Title:

Attestation of Witnesses:       By: Cogen Technologies Saba
                                    Power GP, Inc., its General
/s/                                 Partner
Name:
Occupation:
Address:

                                COASTAL SABA POWER LTD.
Attestation of Witnesses:

/s/                             By:/s/
Name:                              Name:
Occupation:                        Title:
Address:

Attestation of Witnesses:

/s/
Name:
Occupation:
Address:

                                CAPCO RESOURCES, INC.
Attestation of Witnesses:

/s/ Dennis R. Staal             By: /s/ Edward J. Names
Name: Dennis R. Staal               Name: Edward J. Names
Occupation:  Treasurer              Title:  President
Address: Littleton, CO

Attestation of Witnesses:

/s/ William D. Bennet
Name: William D. Bennet
Occupation: Accountant
Address: Denver, Colorado

                              ANNEX A
                              Part I

     1. The execution of any contract or contract amendment, whether or not on commercially reasonable terms, with respect to the provision of any goods or services to the Company pursuant to which Coastal SP or Cogen or an Affiliate of either is a party or in which it has an economic interest and the making of any payment (other than dividends or payments under any contract or contract amendment entered into in compliance with this Annex A) to any such party.

     2. Any election to increase the capital of the Company rather than incurring indebtedness, if such indebtedness is available on commercially reasonable terms (without any credit support from the Shareholders), except as expressly set forth in Section 1.2 of the Shareholder's Agreement.

     3. Any substantial expansion of the power generating capacity of the Project to more than 150 MW.

                              Part II

     1. Sale of all or substantially all of the Company's assets.

     2. Any dissolution or winding up of the Company (other than dissolution or winding up caused by the bankruptcy or dissolution of any Shareholder).

     3. Any substantial change in the nature of the business of the Company.

     4. Any change in the Company's policy to declare dividends with respect to substantially all of the Company's net earnings subject to applicable laws and reasonable reserve requirements.

                              ANNEX B

     "Agent" shall mean a bank or other financial institution designated by all of Coastal SP, Cogen and Capco acting jointly, to serve as agent for the receipt and distribution of dividends and other distributions to be made by the Company to the Shareholders as specified in Section 4.1(a).

     "Base Equity" shall have the meaning set forth in Section 1.2(a) hereof.

     "Base Equity L/C" shall have the meaning as set forth in Section 1.2(a). "cost Overrun L/C" shall have the meaning set forth in Section 1.2(a) hereof.

     "Debt Service Reserve L/C" shall have the meaning set forth in Section 1.2(a) hereof.

     "Disposition Event" means a sale, exchange or other disposition of Company assets, including the disposition of assets that occurs when the Company is wound up and its assets liquidated.

     "Enhancement Event" shall mean any of those events set forth in Section 2.4(b).

     "Equity Support L/C's" shall have the meaning set forth in Section
1.2(a).

     "Indemnifying Parties" shall have the meaning set forth in Section 9.1 hereof.

     "Notices" shall mean all notice, communications, or other documents given or to be given or made by on Party to the other Parties pursuant to this Agreement.

     "Restoration Reserve L/C" shall have the meaning as set forth in Section 1.2(a) hereof.

     "Shareholder or Shareholders" shall mean each of or all holders of shares of the Company.

     "Shareholders' Direct Agreement" shall mean the Amended and Restated Shareholders' Direct Agreement dated as of February 25, 1997.

     "Special Shares" shall have the meaning set forth in Section 2.4(a) hereof.

     "SSOI" shall mean Stewart & Stevenson Operations, Inc.

                               Schedule 4.1(a)
                       Form of Agent Appointment Letter
                               [Closing Date]

[Agent Bank]
[Cayman Islands]

Dear _____:

     Reference is made to the Shareholders' Agreement, dated as of February 25, 1997 (the "Shareholders' Agreement"), among Cogen Technologies Saba Capital Company, L.L.C. ("Cogen"), Capco Resources, Inc. ("Capco") and Coastal Saba Power Ltd. ("Coastal") (Cogen, Capco and Coastal hereinafter collectively, the "Shareholders").

     The undersigned Shareholders, acting jointly, hereby appoint [Agent Bank] as their agent, to act as agent on their behalf to (i) receive all distributions by Saba Power Company (Private) Limited (the "Company") (including dividends, returns of capital and any assets or cash distributed following the winding up of the Company) in accordance with the provisions of the Shareholders' Agreement, and (ii) redistribute all such amounts in accordance with the provisions of-the Shareholders' Agreement, including, without limitation, Section 4.1 thereof.

                              COGEN TECHNOLOGIES SABA
                               CAPITAL COMPANY, L.L.C.

                              By: Cogen Technologies Saba
                                  Power GP, Inc., Member

                              By:
                              Name
                              Title

                              and

                              By: Cogen Technologies Saba
                                  Power, L.P., Member

                              By: Cogen Technologies Saba
                                  Power GP, Inc., its
                                  General Partner

                              By:
                              Name
                              Title

                              COASTAL SABA POWER LTD.

                              By:
                              Name
                              Title


                              CAPCO RESOURCES, INC.

                              By:
                              Name
                              Title